Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Danaher Corporation, DH Europe Finance S.à r.l., and DH Europe Finance II S.à r.l., for the registration of debt securities, guarantees, common stock, preferred stock, warrants, depository shares, purchase contracts and units (of Danaher Corporation) and senior debt securities (of DH Europe Finance S.à r.l. and DH Europe Finance II S.à r.l.) and to the incorporation by reference therein of our reports dated February 24, 2021, with respect to the consolidated financial statements and schedule of Danaher Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of Danaher Corporation and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Tysons, Virginia
April 2, 2021